Exhibit 11

                       EQUITABLE OF IOWA COMPANIES
              Consolidated Net Income Per Share Computation

                                      Three Months Ended
                                            March 31,
                                      1995        1994
                                   ___________ ___________
                                     (Dollars in thousands
                                     except per share data
Primary:
  Net income                          $23,794     $22,602
                                   =========== ===========
  Average shares
   outstanding                     31,663,427  31,529,538
                                   =========== ===========
  Net income per share                  $0.75       $0.72
                                   =========== ===========

Fully diluted:
  Net income                          $23,794     $22,602
                                   =========== ===========

  Average shares
   outstanding                     31,663,427  31,529,538

  Add:  Net effect of dilutive
     stock options - based on
     the treasury stock method
     using period-end market
     price, if higher than
     average market
     price                            573,176     683,182
                                   ___________ ___________
        Total                      32,236,603  32,212,720
                                   =========== ===========
  Net income per share                  $0.74       $0.70
                                   =========== ===========

NOTE: This computation is required by Regulation S-K Item 601 and is filed as an Exhibit under Item 6(a) of Form 10-Q. Fully diluted earnings per share calculated above has not been presented on the face of the company's Consolidated Statements of Income because dilution is less than three percent and, therefore, presentation is not required by Accounting Principles Board Opinion No. 15